Exhibit 99.1

NEWS RELEASE

Geokinetics Announces New Chief Accounting Officer

HOUSTON, TEXAS — February 10, 2011 — Geokinetics, Inc. (NYSE Amex: GOK) today announced that Diana S. Moore has been named Vice President and Chief Accounting Officer, effective January 24, 2011.

Ms. Moore has held various executive financial management positions over the past 25 years, predominantly in the energy industry.  Most recently, from May 2007 to July 2010 when the company was acquired by Noble Corporation (NYSE: NE), she served as the Vice President, Chief Accounting Officer and Corporate Controller of Frontier Drilling USA, Inc., a privately-held international offshore oil and gas drilling contractor.  Furthermore, from May 2000 to May 2007, Ms. Moore held the position of Corporate Controller for Nabors Industries, Ltd. (NYSE: NBR), a publicly-held international oil and gas drilling contractor.  Prior to that, she served in several different accounting and audit positions at Allied Waste Industries, Browning Ferris Industries and Coopers & Lybrand.  Ms. Moore is a certified public accountant and holds a BBA degree from Texas A&M University.

Gary L. Pittman, Executive Vice President and Chief Financial Officer, commented, “Diana is an experienced financial professional that is well-suited for this role.  I’m confident that her breadth of knowledge will prove beneficial towards the improvement of our global accounting and finance functions.”

Ms. Moore replaces Ronald D. Cayon who currently serves as a consultant to the Company and has been acting as the interim Chief Accounting Officer.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to our international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Contact:
Scott M. Zuehlke
Director of Investor Relations
Geokinetics
(713) 850-7600

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